EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members

Keane Group Holdings, LLC and Subsidiaries:

We consent to the use of our report dated November 10, 2016, with respect to the consolidated balance sheets of Keane Group Holdings, LLC and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KMPG LLP

Houston, Texas

January 6, 2017